Plymouth Industrial REIT
Fourth Quarter 2022 Earnings Call
February 23, 2023 at 9:00 a.m. Eastern

CORPORATE PARTICIPANTS

Tripp Sullivan - Investor Relations, SCR Partners

Jeff Witherell - Chairman & Chief Executive Officer

Pen White - President & Chief Investment Officer

Jim Connolly - Executive Vice President, Asset Management

Anthony Saladino - Executive Vice President & Chief Financial Officer

PRESENTATION

Operator

Good day, and welcome to the Plymouth Industrial REIT Fourth Quarter 2022 Earnings Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. Please note, this event is being recorded.

I would now like to turn the conference over to Tripp Sullivan of SCR Partners. Please go ahead.

Tripp Sullivan

Thank you. Good morning. Welcome to the Plymouth Industrial REIT conference call to review the company's results for the fourth quarter of 2022. On the call today will be Jeff Witherell, Chairman and Chief Executive Officer; Pen White, President and Chief Investment Officer; Anthony Saladino, Executive Vice President and Chief Financial Officer; Jim Connolly, Executive Vice President of Asset Management; and Anne Hayward, General Counsel.

Our results were released this morning in our earnings press release, which can be found on the Investor Relations section of our website, along with our Form 10-K and supplemental filed with the SEC. A replay of this call will be available shortly after the conclusion of the call through March 2nd, 2023. The numbers to access the replay are provided in the earnings press release. For those who listen to the replay of this call, we remind you that the remarks made herein are as of today, February 23, 2023 and will not be updated subsequent to this call.

During this call, certain comments and statements we make may be deemed forward-looking statements within the meaning prescribed by the securities laws, including statements related to the future performance of our portfolio, our pipeline of potential acquisitions and other investments, future dividends and financing activities. All forward-looking statements represent Plymouth's judgment as of the date of this conference call and are subject to risks and uncertainties that can cause actual results to differ materially from our current expectations. Investors are urged to carefully review various disclosures made by the company, including the risks and other information disclosed in the company's filings with the SEC.

We will also discuss certain non-GAAP measures, including, but not limited to, core FFO, AFFO, and adjusted EBITDA. Definitions of these non-GAAP measures and reconciliations to the most comparable GAAP measures are included in our filings with the SEC.

I'll now turn the call over to Jeff Witherell. Please go ahead.

Jeff Witherell

Thanks, Tripp. Good morning, everyone, and thank you for joining us today.

To risk stating the obvious, 2022 was an interesting and exceptionally busy year. Under the busy category, we expanded our vertical integration strategy by adding an office in Atlanta and bringing close to 70% of our portfolio under in-house property management. In addition, we leased 7.8 million square feet, acquired $254 million of properties, and made major strides in simplifying our capital structure.

Under the interesting category, 2022 was a year of rising interest rates, rampant inflation, and an almost complete halt to the transaction market.

Plymouth Industrial REIT

February 23, 2023 at 9:00 a.m. Eastern

Amid all this change, there were a few constants, namely the commitment of our people to be responsive to our tenants' needs, to find new opportunities to push the company forward, and to create value for our fellow shareholders. This commitment, along with the backdrop of strong fundamentals in the Golden Triangle markets, helped the internal growth of our portfolio come to the forefront in the fourth quarter.

Occupancy improved to 99% from 97.4% at the end of 2021. Cash re-leasing spreads were up 18.1%, up 18.5% for the year. Same-store NOI on a cash basis was up 10.7%, exceeding the top end of our full year forecast. Rent collections remained well over 99%. Core FFO per share was $0.44, bringing us to the midpoint for the year and AFFO per share was up 7.7%.

Every week, I canvass our entire asset and property management team and begin with a simple question, how do you feel? Their response remains unchanged: We feel good. We're still not seeing indications of a slowdown in fundamentals. Our tenants are coming to us with space demands to meet their growth needs, leasing velocity is strong and our conversations around renewals continues to be robust. It's natural to expect that if the economy begins to come under stress that we would see that manifest in our tenants. But to date, we have seen very little evidence of that.

Our outlook for 2023 is best described as cautiously optimistic. As Pen will describe later, we are seeing a large number of announcements on reshoring and nearshoring initiatives that are impacting the Golden Triangle with new demand catalysts. We are in front of that trend with our diversified focus on the Golden Triangle markets and 90% of our properties located in the region. While we are uncertain if there will be a hard or soft landing in the US economy in the second half of the year, or for that matter no impact at all, we believe we are well positioned for either outcome.

Our asset management and property management teams have addressed most of our 2023 lease expirations, putting our expiring leases below 10% of the overall portfolio for the first time in years. To put this in perspective, the 7.6 million square feet we signed and commenced in 2022 for terms longer than six months was equal to all the leases we signed and commenced in 2020 and 2021 combined.

While that's a good thing from a real estate perspective, it will temporarily limit our ability to capture the 18% to 20% mark-to-market that exists within our portfolio.

Our development program is another example. We have unlocked the value of land held in the portfolio with over 643,000 square feet completed or under construction and with expected returns in the range of 7% to 9% on this $49 million investment. We will get to the leasing done to hit these returns, and that's a top priority. The timing of the leasing and occupancy is more weighted to the second half of the year. While that's on average one to two quarters later than originally anticipated, we have been able to source external growth at several hundred basis points above current market returns.

Our capital structure is another facet of the business that should see sequential improvement during the year as a gradual de-levering takes place with higher EBITDA growth from the new developments coming online and strong organic growth from our same-store properties. We eliminated the Series B preferred stock by conversion in 2022, which was a big step in simplifying the balance sheet. We know where we need to be with leverage, and we will get there.

Overall, I'm more confident than ever that we have the right strategy, that our markets within the Golden Triangle are going to deliver significant returns over the next five to ten years, and that we have a team who is fully committed to maximizing value in our portfolio. 2023 is an important year for Plymouth, and we are laser-focused on achieving each one of the priorities I've outlined today.

Pen, why don't you take it from here?

Plymouth Industrial REIT

February 23, 2023 at 9:00 a.m. Eastern

Pen White

Thanks, Jeff. Good morning, everyone. We have used the term strategic patience for several months now to describe our investment approach. I want to give some color on what that means. Our pipeline is active with deals, especially those that continue to come back to us from last year or have been a product of some recent retrading. We are also in a number of discussions on potential upgrade transactions in our markets as well as joint venture opportunities that are single asset and/or programmatic in nature. But given the dislocation in the capital markets, we continue to focus on deals that provide us with the ability to secure above-market rental increases and leverage our vertical integration strategy across our portfolio.

We had hoped to see more stabilization in price discovery coming into the New Year, but the overall direction in cap rates and interest rates remain unsettled at present. We believe it will be the second half of the year before we see more clarity in these steps. There are a few clear trends that we continue to see though. One, the fundamentals on the ground in our markets remains strong with positive absorption, fewer competing new product deliveries and low availability rates. And two, truncating supply chains and onshoring and reshoring initiatives are very real and are significant drivers of demand for industrial real estate as companies utilize multiple ports of entry, effect more onshore manufacturing and product assembly, and higher third-party logistics providers to decrease supply chain costs and protect against import disruptions.

A recent Bloomberg article referenced a survey of 300 transport and manufacturing executives, stating that 62% have begun to employ reshoring and nearshoring for their production. The article also cited a Deloitte publication estimating a reduction of 20% of shipments from Asia to the US by 2025 and a 40% reduction by 2030.

So where in the US are these companies going to? Well, as we noted in our midyear report that focused on the Golden Triangle, where we previously highlighted Ford Motor Company in Tennessee and Intel and Honda building in Ohio with billions of dollars in investments there, we have seen a continuation of companies moving to the Midwest and Southeast. The Midwest and Southeast stand to gain most from the manufacturing reshoring phenomenon. The burgeoning semiconductor, electric vehicle and EV battery sectors are leading the way with the likes of Hyundai, LG Chem and Envision Group and BMW investing billions here. And the product suppliers to these companies needing to be close to their major clients, continue to absorb additional industrial space as they all benefit from the skills and availability of labor pools, lower energy costs, excellent infrastructure and transportation, lower taxes and government incentives, friendly regulatory and pro-business environments, and quality of life and cost of living benefits.

In a recent Chief Executive International Economic Development Council survey, 38% of the CEOs, mostly of mid-market manufacturers, responded that they are primarily focused on relocating or expanding to the Midwest, 33% indicated the Southeast, and only 11% were considering the Northeast and 9% the Southwest and California. So with over 70% of the US population, half the US GDP, more ports than any other region in the country, and five of the seven Class 1 railroads, the Golden Triangle continues to attract more companies and capital.

The non-profit Reshoring Initiative based in Florida, noted that Ohio, Georgia, North Carolina and Kentucky are the top four markets in the US for adding new jobs in 2022 due to reshoring and foreign direct investment. Research from CBRE, JLL and the Reshoring Institute show that supply chain resiliency was the main driver of demand for industrial real estate as companies tapped multiple ports of entry, used more onshore manufacturing, and hired third-party logistic providers to lower supply chain cost and protect against import disruptions. And while the rush to replenish goods has subsided, maintaining inventory levels to protect against further supply chain disruptions will remain a demand driver for industrial real estate in 2023.

Plymouth Industrial REIT

February 23, 2023 at 9:00 a.m. Eastern

And the practice of reshoring is more important as supply chain woes continue to create backlogs at the ports. Tight availability, high rents and port congestion along the West Coast have pushed many occupiers to the Southeast region. This year, the Southeast region was the top market in terms of demand, accounting for 240 million square feet in requirements. And reshoring and foreign direct investment could combine for over 350,000 announced jobs in the US this year, an all-time high by any year.

The bottom line is that we see industrial fundamentals remain strong in our Golden Triangle markets for some time. That's where we see real opportunity for the future.

Now I'd like to turn it over to Jim Connolly to walk through the leasing activity and portfolio operations.

Jim Connolly

Thanks, Pen. Good morning.

Leases commenced during the fourth quarter of 2022 totaled an aggregate of 2.3 million square feet for leases greater than six months. These leases included 0.6 million square feet associated with renewal leases and 1.7 million square feet for leases with new tenants.

The weighted average lease term for these leases was 3.3 years and rental rates increased 18.1% over prior lease rates on a cash basis. The renewal rate for Q4 was 75%.

For the full year 2022, we leased 7.8 million square feet, of which $7.6 million was leased for at least six months. Of that amount, the weighted average lease term on commencing leases was four years with an 18.5% cash rental rate increase over prior rents.

We leased 99.3% of the 7.2 million square feet scheduled to expire in 2022, resulting in only 47,000 square feet not being leased. We also leased 0.7 million square feet of space that was vacant at the start of 2022. The overall renewal rate for 2022 was 60%.

Through February 20, we have leased a total of 2.5 million square feet related to leases scheduled to expire during 2023, which represents 47.1% of the 5.2 million square feet of total ‘23 expirations. This amount includes adjustments for acquisitions and early terminations.

The renewal rate for these transactions was 92% with a weighted average lease term of 3.7 years. The cash rental rate increase over expiring rents was 13.4%, 10.6% for renewals, and 37.3% for new tenants. We expect the overall rate to significantly increase within the range of the 2022 increase or higher, as more leases with new tenants nearing execution are finalized.

Furthermore, we leased 20,000 square feet of space that had been vacant at the start of 2023 and 300,000 square feet of new development space coming online during the year. There are several leasing prospects for our remaining Atlanta, Cincinnati and Maine development projects that we are actively working and nearing lease execution.

Also through February 20, we have leased 1 million square feet scheduled to expire during 2024 at rates 19.2% above expiring cash rents. Approximately 71% of this amount is associated with renewals and 29% with new tenants.

Plymouth Industrial REIT

February 23, 2023 at 9:00 a.m. Eastern

We have advanced our solar program considerably over the last year by concluding our initial feasibility with the identification of over 4.2 million square feet of rooftop that will accommodate solar arrays capable of generating approximately 42 megawatts of power. The first phase of this solar program comprised of 2.2 million square feet to be leased across 10 rooftops has been submitted to the Illinois community solar program and is expected to be operational in early 2024.

Portfolio-wide occupancy at the end of 2022 was 99%, up 20 basis points from the end of Q3, due to the commencement of the vacant space leasing previously mentioned. In total, there were ten buildings with 1.3 million square feet classified as being repositioned during 2022, due to the rollover and/or planned renovations. Approximately 70% of this space has now stabilized with long-term tenants and achieving yields in excess of 9.5%.

Finally, through February 20, we had collected 99.9% of our rents billed during Q4 2022 and there are currently no active rent control agreements. It was a strong quarter operationally due to the high level of performance by our asset and property management teams. Our buildings continue to remain leased at a high occupancy level. As the rates continue to rise, tenant relations are high and our buildings are well looked after.

At this point, I'll turn it over to Anthony to discuss our financial results

Anthony Saladino

Thank you, Jim. We reported a fourth quarter that landed right at the midpoint for the year with our strong organic growth leading the way. I'll add some color on the quarterly results and our capitalization and liquidity, and then walk through our bridge for 2023 guidance.

Same-store NOI was up 10.7% on a cash basis, which put us 20 basis points above the high end of our full year outlook. Same-store performance reflects the sequential growth in revenue from our new and renewal leasing in the portfolio, supported by improved expense reimbursement as we convert expiring rollover to triple net lease structures.

Triple net leases now account for nearly 79% of same-store ABR as of quarter end. That is up from approximately 74% this time last year.

G&A for the quarter was up slightly more than anticipated. However, we realized a 50 basis point improvement year-over-year as a percentage of revenues. While slightly better than expected, interest expense continues to reflect the increase in the borrowings on our revolver associated with completing Phase 1 of our development program, and the approximately 355 basis point increase in SOFR year-over-year. The revolver remains our only debt that is not hedged or fixed.

As expected, the weighted average share in unit count was up sequentially as we experienced a full quarter of the higher share count from the conversion of Madison's remaining shares of the Series B in Q3. We did not utilize the ATM during Q4.

Turning to our balance sheet, we ended Q4 with net debt to adjusted EBITDA at 7.3 times and net debt plus preferred to adjusted EBITDA at 7.7 times, nearly a full turn down from Q1 of this year.

As of December 31, 92% of our total debt carried a fixed rate or was fixed through interest rate swaps with a total weighted average cost of debt of 3.72%, with 57% of total debt on an unsecured basis.

Our liquidity position remains strong, as presently we have $14.7 million of cash on hand plus an additional $6.5 million in operating expense escrows and $262.5 million of capacity on the revolving line of credit.

Plymouth Industrial REIT

February 23, 2023 at 9:00 a.m. Eastern

Before I turn to our ’23 guidance, I did want to expand on three notable carryover factors of performance that Jeff mentioned earlier. 2022 was a banner year for leasing. And while we have less rollover to address in 2023, we are executing at a higher velocity and at rental spreads comparable to prior year. Further, with no large move-outs to create bumpiness and a sharp focus on the remaining lease-up of the development projects, the range of execution is tightly bound.

Another factor, while mitigated, is the variable rate exposure on our revolver, which is only being used to fund our remaining development spend. Initially projected to come online during Q4 2022 and Q1 2023, the development projects will now contribute to de-levering the balance sheet by way of EBITDA expansion during the second half of 2023.

And last but not least is the carryover effect of a full year of the higher share count from the conversion of the Series B preferred stock into commons last year. While this paper worked as intended and allowed us to build scale over the last several years, that higher share count was the trade-off for simplifying our capital structure and creating greater capacity to take advantage of external growth opportunities as we continue to de-lever.

Now to our 2023 guidance. We are projecting core FFO of $1.84 to $1.86 per share or a midpoint of $1.85 with the main assumptions being no prospective acquisitions, dispositions or capitalization activities assumed. Same-store NOI growth on a cash basis in the range of 7.25% to 7.75%, which includes 50 basis points of non-specific vacancy and credit loss. This range assumes pool occupancy of 98.4% to 98.8%, with the pool now representing approximately 92% of the total in-place portfolio square footage.

G&A of $15.9 million to $15.5 million, which would show a year-over-year improvement at the midpoint and a sequential decline as a percentage of revenues. Interest expense of $39.3 million to $38.5 million assumes incremental borrowings of $10 million to fund the remaining phase one of our development program and two small projects in phase two.

We are not assuming ATM usage, nor the redemption of the Series A. Having said that, should rates decelerate, there is capacity and the opportunity for positive arbitrage under the revolver to address the Series A.

Simplification of the story and the capital structure are common themes you've heard today, and we believe those improvements will continue. With our scale, we now have more options available to us to take care of our capital needs than we've had in the past. And our same-store growth is a much larger component of our portfolio than it's ever been.

Operator, we're now ready to take questions.

QUESTIONS AND ANSWERS

Operator

Thank you. We will now begin the question-and-answer session. To ask a question, you may press star then one on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star then two.

Our first question comes from John Kim from BMO Capital Markets. Please go ahead.

Plymouth Industrial REIT

February 23, 2023 at 9:00 a.m. Eastern

John Kim

Thanks, and good morning. Anthony, I was wondering if you could walk through the same-store NOI guidance this year of 7.5% at the midpoint. You talked about occupancy going down a little bit. Looks like you have 9% of leases expiring this year, probably at a 20% mark-to-market or so, and then you have annual escalators. But adding all that together, it looks like it would still be shy of 7.5%. So I was just wondering what makes a difference?

Anthony Saladino

Sure, John. I think maybe to start, the same-store pool has materially changed year-over-year, growing from 65% of the total portfolio square footage to about 92%. The 2023 pool now includes those buildings that we acquired in 2021 and the former JV properties in Memphis, which is I believe 28 buildings encompassing about 2.3 million square feet.

Some of the growth actually transpired in 2022 based on the timing of commencements in the latter half of 2022, so we're benefiting in 2023 from the full effect of that. So there is a little timing to account for, and the mark-to-market is just north of 20% as it relates to the same-store pool.

So I think by those factors, you get to somewhere just slightly outside of that range. And then you’re range bound based on the assumption that we use for vacancy and credit loss.

John Kim

Okay. Acquisitions for this year, I'm just wondering what your hurdle rate is on either going in yields or IRR just given it's most likely going to be funded with the line of credit and where the SOFR curve is trending, where are you looking at for that initial yield?

Pen White

Hey, John. Right now, we have a fairly steady pipeline. We have been on the sidelines, obviously, but cap rate these days are all over the map. It's hard to pin down; I should say I don't have an exact data set for comparable deals. Cap rates have increased, obviously. We're seeing anywhere from a 50 to 100 basis point increase, but right now we have pressed the pause button and kind of still going through some price discovery and probably will do so this quarter and next quarter.

John Kim

Can you remind us what your line of credit spread to SOFR is?

Anthony Saladino

Certainly, it's 155 over SOFR.

John Kim

Okay. Thank you so much.

Anthony Saladino

So right now, John, we're sitting at about 6%, just north of 6% on the line.

John Kim

Great. Thank you.

Operator

Our next question comes from Dave Rodgers from Baird. Please go ahead.

Plymouth Industrial REIT

February 23, 2023 at 9:00 a.m. Eastern

Dave Rodgers

Good morning, Jeff and Pen. I've been doing this 23 years, and that was the most bullish call on Ohio I've ever heard, so I'll take all that we can get here in the Midwest. So, thanks for that.

I think with regard to first question, Jim, on the leasing front, I wanted to go back to the numbers you provided. I think you said that the 47% you've achieved so far was around 13%. There was a pretty big delta between renewal and the new spreads. And then I thought you said you'd get to 22% level spread by the end of this year, over the next maybe year or so. I wanted to verify those numbers, but also then talk about kind of what might be the delta between the new and the renewal, if there's any geography, building side difference?

And then, as you get to the rest of these leases, if you're going to get to 18% or 20% this year, your mark-to-market, what does that mean for the back half of the year? Are we going to see an outsized increase in spread related to the activity coming up later in the year?

Jim Connolly

Yes. Those are accurate statements. The renewals are usually a little cheaper for a little less of an increase, because of several reasons. One is fixed rate renewal rates in some of them. Other ones, you're not doing any TI at all. And in some cases, there's no commission. So there is a benefit for doing them and the tenants know what's in the market. So we can't really increase the rates, if we're not going to give any TI, as much.

But what we have in the works, it’s several leases on large spaces. A couple of them are renewals, and they’re still going to jump up I mean very high. And also some new tenants backfilling that’s going to bring up the rate and we don’t see an issue reaching the 2022 numbers that we had last year.

Dave Rodgers

Okay. Appreciate that. That’s helpful. And then maybe for Pen or Jeff, you could talk about competitive supply in your markets. Obviously, it’s been a concern. I think there’s a lot of discussion that that competitive supply might be hitting the Midwest market is a little bit higher, but maybe you could talk about what you’re seeing. It doesn’t really seem to be the case. But what are you seeing in terms of competitive supply?

Pen White

Hi Dave, Pen here. Yes, obviously, there’s been more supply that’s come on the market, about 135 million square feet was completed just in the last quarter, which was a record, about 450 million square feet completed throughout the year. As we’ve said in the past, I don’t think that the new supply generally competes with most of our buildings, but we’re certainly mindful of it.

We also are mindful of the rental rates that are being charged for the new products coming online. Asking rates are up 13% year-over-year averaging $9.60 per square foot. That still compares very favorably to our average in-place rental rate of $4.33. So we feel pretty comfortable with that situation, especially in the markets that we’re in.

Dave Rodgers

Thanks a lot. Jeff, what would get you comfortable taking out the preferred?

Jeff Witherell

Well, Dave, I think really what we’re focused on here is where interest rates are going to go. So we’ve got availability on the line, but we’re obviously looking at liquidity, and we’re trying to figure out where interest is going to settle in at.

Plymouth Industrial REIT

February 23, 2023 at 9:00 a.m. Eastern

I think we said in the past, right, I mean, 7.5% might be a great rate at some point in the future. Scary to think that way, but it could. So every day I wake up, Dave, we look at the Series A, just so you know.

Dave Rodgers

Understood. Thanks, everyone.

Jeff Witherell

Thank you.

Operator

The next question comes from Todd Thomas from KeyBanc Capital Markets. Please, go ahead.

Todd Thomas

Hi. Thanks. Good morning. Just a couple of questions, I guess, on the guidance and outlook. First, back to the same-store and in terms of occupancy, thinking about the occupancy forecast there, you had a nice pickup during the quarter and through year-end. A little bit of a moderation factored into the guidance, which makes sense, but has there been any change in occupancy since the start of the year? And are there any known move-outs during the year, or is that just sort of an assumption that you've made?

Anthony Saladino

Let me start and then Jim could add additional color, if necessary. Clearly, the occupancy underscores the tightness across our markets. The assumptions around vacancy is largely built to address conservatism. There are no significant known move-outs that haven't been budgeted for or contemplated in the guidance. And the conservatism, as I mentioned, is non-tenant specific, so we don't anticipate a lot of bumpiness in that pool through the duration of 2023.

Todd Thomas

Okay. Got it. That's helpful. I appreciate the color on sort of the rent change and how you're expecting that to trend in 2023 relative to 2022. What about market rent growth? The demand that you're seeing, you spoke about, from onshoring and nearshoring, do you see potential for market rent growth to improve? And do you have a market rent growth forecast for your portfolio in 2023 that you can share?

Pen White

Todd, Pen here. Yes, in general, we're looking at a weighted average of about 9.2% actual in 2022 of market rent growth. Primarily driven by, I would say, our top three markets, Memphis, Columbus and Atlanta, were between 14% and 17% actual market rent growth in the last year. We see those numbers drifting down, maybe 30% to 40% for projected market rent growth in 2023. So we're seeing about an average of 4.5% to 5% across our markets.

Todd Thomas

Okay. Anthony, the November debt maturities, the $112 million, a little over 4%, probably not a huge impact on the guidance for 2023, but what's embedded in the guidance there and what's the expected outcome?

Anthony Saladino

The guidance takes a pretty conservative approach to addressing that maturity. I think we reflect another 250 basis points above the current rate on that particular piece of debt. But as we sit here today, we're in discussions not only with AIG to renew and extend, but we've had very constructive conversations with the bank group. And we certainly have sufficient capacity under the facility to address that, as that matures at the end of the year.

Plymouth Industrial REIT

February 23, 2023 at 9:00 a.m. Eastern

Todd Thomas

Okay. That's helpful. All right. Great. Thank you.

Operator

Our next question comes from Anthony Hau from Truist. Please go ahead.

Anthony Hau

Hi, thanks. Good morning. Can you guys provide a bit more color on the nonrecurring capex piece? It seems that you guys spent $16 million this year and only $22 million last year, which nearly tripled despite buying less assets this year. So, how much of that is already part of the acquisition cost? And what are the other buckets? And should we expect a similar level of nature as well?

Anthony Saladino

Anthony, the majority of that is attributable to development spend, and that's going to taper in '23. I think we provided some commentary around some carryover spend that we're going to address as it relates to Phase 1 development. There is essentially a Phase 1.2 that we’re evaluating, but that total budget is fairly de minimis. And we don't currently forecast ongoing development for the balance of '23.

Anthony Hau

Thanks, guys.

Operator

The next question comes from Bryan Maher from B Riley FBR. Please go ahead.

Bryan Maher

Good morning. So there doesn't seem to be much issues with respect to re-leasing and getting rent increases, but there has to be some give and take it seems, or one would think, between tenants who might think that there's a recession coming, whether it's shallow or deep, and trying to use that as leverage for rate discussion. Does that actually go on, or are they pretty much just happy to get the space or renew the space, and acknowledge that there's inflationary pressures that you guys face also?

Jim Connolly

No, we haven't seen any indications of them trying to leverage that for rates. I think maybe they take a little longer to get the leases executed. They wait up until close to the expiration date instead of doing them sooner. But that's not true across the board. We’ve got some people willing to renew ‘24 leases this year as well. So, it's a mixed bag across the board.

Bryan Maher

And just two more for me. On the operating expense side, for those costs that you guys bear, what is your outlook this year? I'm sure it's embedded in your guidance, but what are the key cost increases that are impacting your P&L?

Anthony Saladino

Yes, Bryan, the usual suspects there are real estate taxes, insurance and then weather-related impacts. So, what we're seeing is a sequential increase. I think we budgeted 3.5% across the board in terms of opex. But I think a consideration for us is that as we continue to convert these legacy leases to triple net, which we'll continue to do as we execute on the balance of the roll for 2023 and beyond, the leakage there is increasingly less significant, because that ultimately is the responsibility of the tenant. And so while we see an increase in opex, in terms of performance, there's less impact on that year-over-year.

Plymouth Industrial REIT

February 23, 2023 at 9:00 a.m. Eastern

Bryan Maher

Okay. And then just last for me. In your prepared comments, it's hard not to think that you're pretty optimistic about your industry and specifically where you're located. With that as a backdrop, what would it take for you guys to see this year to become more on the offense?

Jeff Witherell

Bryan, the things that we discussed on the last couple of calls are still in play. So, the debt markets are still very volatile. The headlines again this morning, interest rates are going a lot higher. Market seems to be responding to that. That, in turn, is really affecting what Pen is mentioning, deals that are out there. So, there aren't that many deals out there. So we don't really have good data over the last two quarters on where portfolios are trading, where cap rates are for the industrial sector, so we have to wait for that to come in as well. And so when interest rates settle in and the capital markets settle down, we can figure out where our cost of equity is going to be.

One thing I just want to make kind of make clear, adding on to Pen's comments before, is that we're not going to leverage the balance sheet. We're not going to use the credit facility and go out and make acquisitions and leverage up. That's not in our plan. So until the debt markets settle down, which then really affects our cost of equity, and then we'll kind of figure out on the offense. So until those things settle down, I don't think you'll see us on offense on straight acquisitions.

Bryan Maher

Okay. Thank you.

Jeff Witherell

Thank you.

Operator

Our next question comes from Mitch Germain from JMP Securities. Please go ahead.

Mitch Germain

Jeff, just taking that comment a little bit further, straight acquisitions where you're all the equity, or obviously, if you're going into some sort of venture that might be under consideration, is that the way to think about it?

Jeff Witherell

Yeah, Mitch, I think that's exactly how to think about it. I think we've proved that out. I think we've talked with you about the Memphis portfolio that we bought a few years ago in the JV, and then we bought back early last year. That type of a deal is being bought off balance sheet for several reasons. So we continue to look at deals like that from a JV perspective, we have several UPREITs that we're discussing. We think we've proved out, especially first quarter last year, we bought $250 million worth of real estate. Those are basically straight acquisitions, they’re Plymouth product. Mark-to-market opportunities exist. So that's our value-add component. And so, we can be an acquisition machine when the market's right. But until that's right, we'll continue to look for JVs and up REITs and things like that.

Mitch Germain

Great. And what's the give or take that you have with your tenants and discussions to switch to a full triple net?

Jeff Witherell

Jim, can you jump on that?

Plymouth Industrial REIT

February 23, 2023 at 9:00 a.m. Eastern

Jim Connolly

Yes. It's just a trend we've been pushing for the last few years. We've been very successful at it. There's been a few tenants that have pushed back, like Indianapolis is a market where most of them (leases) have base years, but we've probably had about a 50% success rate there. We just introduce it early on in the negotiation process, and we've been successful.

Mitch Germain

Great. And then I know, obviously, a couple of development projects underway and nearing completion. What's the next phase? Which parcels and which markets are you guys gearing up for the next phase of development?

Jeff Witherell

Yes, Mitch. So, Phase 2, we've got added land in several new acquisitions that we have that we're evaluating, but the ones that are identified in the supplement, we have the capacity to build 200,000 square feet additional in Cincinnati, and we have four buildings in Jacksonville, one of which is under construction. And again, Phase 2 is only going to start once we have a tenant in place. So what we've done in the past is a little bit speculative, but Phase 2 is really going to be something that's going to be leased. So I think we have some additional land in Savannah and things like that. So that's what Phase 2 is going to be. We've identified a little bit of what that square footage is going to be, but we haven't really gone past that. So we're going to see how things play out before we get to Phase 2.

Mitch Germain

Got you. Thank you so much.

Jeff Witherell

Yes. Thanks, Mitch.

CONCLUSION

Operator

There are no more questions in the queue. This concludes our question-and-answer session. I would like to turn the conference back over to Jeff Witherell for any closing remarks.

Jeff Witherell

Great. Thank you. So, thanks, everyone, for joining us today. As we're available for follow-up questions as usual and look forward to seeing you next quarter. Thank you.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

Plymouth Industrial REIT

February 23, 2023 at 9:00 a.m. Eastern